Exhibit 10.21

February 7, 2014

Bryan A. Sims
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Re: Severance Agreement

Dear Bryan,

I am writing to memorialize our communications regarding your employment with SolarWinds Worldwide, LLC and SolarWinds, Inc. (collectively, “SolarWinds”) in this Letter Agreement.

1.LAST DAY OF EMPLOYMENT. Your last day of employment with SolarWinds will be March 31, 2014, (“Separation Date”) and you will resign as a member of the Board of Directors and/or employee or officer of any subsidiaries of SolarWinds on which you serve in any capacity by that date. Until the Separation Date, you will perform your duties to SolarWinds according to the terms of your February 23, 2011, Amended and Restated Employment Agreement (the “Employment Agreement”) with SolarWinds.

2.SEPARATION PAY AND BENEFITS. In consideration of your execution of this Letter Agreement and your compliance with its terms and conditions herein, SolarWinds will pay or provide you (subject to the terms and conditions set forth in this Letter Agreement) with the benefits described in this paragraph 2, which you agree exceed any payment and benefits to which you are otherwise entitled.

a.Lump Sum Payment. On the first regular payroll day after the Effective Date (as defined below), SolarWinds will pay you a lump sum cash amount of $187,500 (equal to nine months of your base salary), less applicable withholdings.

b.Incentive Compensation. Promptly after the Separation Date, and no later than the date incentive compensation is regularly paid to the employees of SolarWinds, SolarWinds will pay you any earned, but unpaid, incentive compensation payments (including any Q’1 2014 regular bonus and accrued supplemental bonus, if applicable), less applicable withholdings, earned under the SolarWinds bonus plan.

c.Equity Vesting. SolarWinds agrees that (a) any outstanding Stock Options (as defined in the SolarWinds 2008 Equity Incentive Plan (the “Plan”)) held by you, as of the Separation Date, shall immediately vest, as of the Separation Date, to the extent each of such Stock Options would have vested had you remained employed through March 31, 2016, and (b) all of the Restricted Stock Units (as defined in the Plan) held by you, as of the Separation Date, shall immediately vest/lapse as of the Separation Date.  All such Awards shall, therefore, vest/lapse, to the extent described above, immediately.  You may exercise any Stock Options that are vested as set forth in the relevant Award Agreement (as defined in the Plan) and the Employment Agreement.  Any such Stock Options shall, thereafter, remain exercisable as provided under the terms of the Employment Agreement.  For the avoidance of doubt, you shall have until 5:00 p.m. Central

Time on the first anniversary of the date of the Separation Date to exercise any Stock Options that are vested as of the Separation Date.

d.Benefits. If you timely elect continued group health and dental coverage pursuant to COBRA, SolarWinds will reimburse you for the COBRA continuation premium payments for you and your eligible dependents under SolarWinds’ group health and dental plans in an amount sufficient to maintain the level of health benefits as in effect on the Separation Date for a period of nine (9) months following the Separation Date. Except for as set forth in this subsection, all benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of base salary or other payment to the Employee following termination.

3.NO OTHER PAYMENTS OR BENEFITS. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Letter Agreement, you have received all compensation to which you are entitled from SolarWinds, and you are not entitled to any other payments or benefits from SolarWinds.

4.TAX ISSUES. You acknowledge that neither SolarWinds nor its representatives have made representations to you regarding the tax consequences of any amounts received by you pursuant to this Letter Agreement. You agree to pay federal or state taxes, if any, which are required by law to be paid by you with respect to this Letter Agreement.

5.NO FILING OF CLAIMS. SolarWinds and You (“the Parties”) represent that each has not filed any legal claims against the other party or any of its related companies, predecessors, successors, assigns, business, affiliates, subsidiaries, divisions, holding companies, parent companies, partnerships, limited partnerships, partners, and any of their current or former officers, directors, trustees, employees, agents, contractors, representatives, shareholders, stockholders, owners, insurers and attorneys, and any other persons or entities acting by, through, under, or in concert with, any of these persons or entities (the “SolarWinds Releasees”) with any agency, court or any other forum, and you will not do so at any time hereafter based upon conduct occurring prior to the date of the execution of this Letter Agreement. Nothing in this Letter Agreement is intended to prevent, impede or interfere with your ability or right to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, or file a charge or complaint with, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board or any other federal, state, or local governmental entity charged with the enforcement of employment laws. However, you agree to give up, release, discharge and waive any right you have or may have to any relief, including monetary relief, from the SolarWinds Releasees for any such charge, claim or complaint filed by you or your representatives or assigns. SolarWinds similarly represents that it has not filed any legal claims against you with any agency, court or any other forum, and it will not do so at any time hereafter based upon conduct occurring prior to the date of its execution of this Letter Agreement. It similarly agrees to give up, release, discharge and waive any right it has or may have to any relief, including monetary relief, from you for any such charge, claim or complaint filed by it or its representatives or assigns.

6.RELEASE OF ALL CLAIMS. You irrevocably and unconditionally release and forever discharge the SolarWinds Releasees from all claims of any kind or nature whatsoever, known or unknown, suspected or unsuspected which you at any time had or claimed to have or which you may have or claim to have regarding events that have occurred as of the date of your execution of this Letter Agreement, including, without limitation, any and all claims related or in any manner incidental to your employment with SolarWinds, any and all claims based upon your Employment Agreement or any other agreement you have with the SolarWinds Releasees (except with regard to any claims arising after the date of this Letter Agreement for which you claim indemnification under the Indemnification Agreement dated December 15, 2008 with SolarWinds), written or oral, as well as any and all claims based upon contract, fraud, equity, tort, discrimination, harassment, retaliation, wrongful termination, personal injury, constructive discharge, emotional distress, public policy, wage and hour law, defamation, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, any claims arising out of your participation in any incentive, stock, or option plan maintained by any of the SolarWinds Releasees, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, all claims under 42 U.S.C. 1981, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Workers Adjustment Retraining and Notification Act, the Texas Commission on Human Rights Act, the Texas Labor Code, and any other federal, state, or local statute governing employment, as such statutes may have been or may be amended from time to time, to the maximum extent such released claims are permitted by law.

SolarWinds irrevocably and unconditionally release and forever discharges you from all claims of any kind or nature whatsoever, known or unknown, suspected or unsuspected which it at any time had or claimed to have or which it may have or claim to have regarding events that have occurred as of the date of its execution of this Letter Agreement, including, without limitation, any and all claims related or in any manner incidental to your employment with SolarWinds, any and all claims based upon your Employment Agreement or any other agreement you have with the SolarWinds Releasees, written or oral, as well as any and all claims based upon contract, fraud, equity, tort, discrimination, harassment, retaliation, wrongful termination, personal injury, constructive discharge, emotional distress, public policy, wage and hour law, defamation, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, all claims under 42 U.S.C. 1981, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Workers Adjustment Retraining and Notification Act, the Texas Commission on Human Rights Act, the Texas Labor Code, and any other federal, state, or local statute governing employment, as such statutes may have been or may be amended from time to time, to the maximum extent such released claims are permitted by law.

7.RELEASE OF AGE-RELATED CLAIMS UNDER THE ADEA. Without in any way limiting the generality of the above paragraph, by signing this Letter Agreement and accepting the consideration outlined above, you specifically agree to release all claims, rights, or benefits you may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 (“ADEA”), et seq. as the ADEA may have been or may be amended, or any equivalent or comparable provision of state or local law, including, without limitation, the Texas Commission on Human Rights Act. You understand and agree that you: (a) have a full 21 days within which to consider this Letter Agreement before executing it; (b) have carefully read and fully understand all of the provisions of this Letter Agreement; (c) are, through this Letter Agreement, releasing SolarWinds from all claims you may have against them;

(d) knowingly and voluntarily agree to all of the terms set forth in this Letter Agreement; (e) knowingly and voluntarily intend to be legally bound by the same; (f) were advised and hereby are advised in writing to consider the terms of this Letter Agreement and consult with an attorney of your choice prior to executing this Agreement; (g) have the opportunity for a full 7 days following the execution of this Agreement to revoke this Agreement, and have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and (h) understand that rights or claims under the ADEA that may arise after the date this Letter Agreement is executed are not waived.

8.NO ADMISSION OF LIABILITY. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be an acknowledgment or admission by SolarWinds of any fault or liability whatsoever to you or to any third party.

9.CONTINUING OBLIGATIONS; CONFIDENTIALITY; NONDISPARAGEMENT. The Parties acknowledge and affirm their continuing obligations under the Employment Agreement, the Employee Proprietary Information Agreement dated March 29, 2007 and the Indemnification Agreement. The post-employment obligations in the Employment Agreement, Indemnification Agreement, and EPIA are explicitly incorporated herein by this reference, such that a breach of any continuing obligation contained in the Employment Agreement, Indemnification and/or EPIA shall also constitute a breach of this Agreement. You agree that you will not disparage, or induce others to disparage, SolarWinds, including but not limited to their products, services, or technology at any time in the future.

10.INTEGRATION. This Letter Agreement, the Employment Agreement, the Indemnification Agreement, and the EPIA set forth the entire agreement between you and SolarWinds and supersede all prior agreements, written or oral, regarding your employment with the exception of any stock or equity agreements between you and SolarWinds.

11.GOVERNING LAW. In the event of a dispute arising out of the settlement or this Agreement, Texas law will govern it.

12.MANNER OF ACCEPTANCE; EFFECTIVE DATE. You have 21 days following the Separation Date to consider this Letter Agreement, and you may revoke this Agreement at any time during the first seven days following your execution of this Agreement by delivering written notice of revocation to me no later than 5:00 p.m. on the seventh day after execution. You represent that if you execute this Agreement before the 21-day consideration period has passed, you do so voluntarily, and you knowingly and voluntarily waive your option to use the entire 21 days to consider this Agreement. Although you received this Letter Agreement well before the Separation Date, you may not execute this Letter Agreement any earlier than the Separation Date, and any attempt by you to do so shall render this Agreement null and void. The settlement offer contained in this Agreement will automatically expire if this Agreement, fully executed by you, is not received by March 31, 2014. This Letter Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven days following the date of your execution of this Letter Agreement (the “Effective Date”), provided that you have timely executed this Agreement and you have not exercised your right to revoke this Agreement.

13.MISCELLANEOUS. The headings used herein are for the convenience of reference only, do not constitute part of this Letter Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Letter Agreement. This Letter Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either you or SolarWinds. You represent and acknowledge that you have not relied upon any representation made other than those specifically stated in this Letter Agreement. Should any provision of this Letter Agreement be determined by any court of competent jurisdiction to be unenforceable, the remaining provisions shall not be affected. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely yours,

/s/ Kevin B. Thompson

Kevin B. Thompson
President and Chief Executive Officer

I have read this Letter Agreement, understand and agree to its terms, and voluntarily execute this Letter Agreement below:

__/s/ Bryan A. Sims_____________________________________________ Dated: February 7, 2014
Bryan A. Sims

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